UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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President’s Message

Dear Members,	February 14, 2008

As I look back over 2007 and into 2008, I am struck by the apparent reversal in the ethanol industry from a producer perspective.  At this time last year, we as an industry were reporting record profits and new companies were standing in line to build new plants.  This year, our profits are being squeezed by at- or near-record grain prices and lower ethanol prices and many companies appear to be struggling.  The turn-around has been dramatic.

The situation is much the same from a public perspective, at least if you believe the media reports.  Just over a year ago, it seemed that ethanol was being embraced by almost everyone as a partial solution to our dependence on foreign oil and means of making farmers more productive. Since then, it has seemed to have lost its appeal by the same people it found favor with.  You may be hearing many stories about the inefficiencies of ethanol lately, including the food vs. fuel argument, the increase in greenhouse gasses, and the exaggerated amount of water used by plants.  I would like to take this opportunity to express why I do not find any of these arguments particularly compelling.

I believe the food vs. fuel argument we are hearing so much about in the wake of historically high corn prices fails to make an important distinction between the field corn we use for ethanol production and corn which is meant for human consumption.  Field corn is grown to feed livestock, and taking starch out of the corn kernel leaves the most desirable part left for livestock consumption. For every bushel we take in, 40% goes back out in the form of livestock feed. This 40% is higher protein, more digestible, and provides a synergistic value with other feed components that nutritionists are still trying to figure out.

A recent editorial in the Denver Post stated that the new energy bill is going to raise the price of beef by 4% and shrink the beef industry by 1.4%. Give me a break! A 4% increase in red meat prices does not compare with the volatility of the producer price received by us in the last 30 days. I called the local grocery store and the most expensive KC Strip in the meat case was $6.03; a 4% increase amounts to an additional $0.24. A pound of hamburger would increase by roughly $0.075. Assuming that a pound of hamburger makes 3 one-third pound burgers, a 4% increase would add $0.025 to the price of a burger. If this breaks our economy, we are in deep trouble.

I don’t have many facts or figures on the emissions of greenhouse gasses.  However, I do know that Denver had the second worst air next to Los Angeles 30 years ago. Due to the mandate of reformulated gasoline, of which ethanol was a component, Denver was the first major metropolitan area that complied with the Clean Air Act. If the role of oil and ethanol were reversed, that is, if ethanol was being replaced by oil, would Denver be willing to trade the clean air it has now for the brown cloud it had in the 1970’s because a rogue reporter said that ethanol creates two to nine times the greenhouse gasses regular gasoline does?

As for the amount of water our plant uses, it would be equivalent to three center pivots of corn. Since we have purchased the water rights from local farmers and converted them from agricultural right to commercial rights, we have actually retired some acre feet. Most of the water that leaves the plant is in the wet distiller’s grain, as it consists of approximately 65% moisture. In return, that moisture is consumed by cattle. I wonder if anyone has figured out if there is less consumption of water at the feedlot where cattle consume wet distiller’s grain? Western Plains Energy was built as a zero process water discharge plant. As industrial facilities go, the ethanol business is more efficient on water usage than most. For instance, it takes 4-7 gallons of water to make one gallon of beer.

Another thing that the media continues to hype is the increased price of corn. Corn has more than doubled in price during the last 18 months which is supposed to drive up the price of food at the grocery store. Has anyone figured out how much $90.00 oil has added to the price of food by increasing the cost to transport it?

I would like to have the time to figure out how much the government has saved by not having to pay LDPs and counter-cyclical payments. With the recent infusion of cash into the farm sector associated with higher grain prices, a lot of machinery is being updated. I am hearing that some farm equipment dealers are not able to get new machinery for several months. This suggests that factories are running at full capacity, probably with overtime. These factory workers, in turn, are going to spend their extra income on goods and services; and the cycle continues. The media fails to mention what impact $5.00 corn has on GDP.

So as I look forward to 2008 and the future of our industry, I suspect the truth lies somewhere between the extremes that we have seen and heard in recent times.  I would suggest that ethanol is and will remain an integral part of our renewable fuels effort and our goal of reducing our dependence on foreign oil.  Perhaps the biggest contribution will come when we as an industry can successfully utilize cellulose as the main ingredient for our ethanol process.  This would allow us to produce the valuable product without such an effect on the market for and price of grain.  We may also be able to reduce the cost of producing our product.  Toward that end, WPE is investigating opportunities to reduce costs and improve production processes by utilizing cutting edge technology. I also suspect the public perception as portrayed in the media will correct itself as time passes.  In the meantime, we as a company will strive to produce a return to our investors.

As we enter 2008, we are also excited to announce that we are in the final stages of setting up a trading system for members who wish to market their capital units.  We have decided to use the services of AgStockTrade.com, which is administered by Variable Investment Advisors, Inc.  Once it is up and running, you may access the trading system at http://www.agstocktrade.com/. We hope the system will become fully operational in March.

In order to make the company’s capital units more marketable on the trading system, the Board has decided to implement a 7-for-1 capital unit split. After the split takes effect, each capital unit you presently own will become seven capital units of the same class. This will not affect your pro rata interest in the Company.  The reason we are implementing the split is to lower the price per capital unit in order to encourage trading and make it easier for potential investors that may want to buy capital units to do so. We hope that implementing the split and the trading system will make our capital units appeal to a broader group of investors. We will be sending out additional information on the trading system once it is in place.

I look forward to seeing you all at the annual meeting at the Hoxie Elks Lodge. It will be at 7:30 PM, Tuesday March 25, 2008.

Sincerely,

Jeff Torluemke, President